EXHIBIT 99.1


                             GRANT PARK FUTURES FUND


                WEEKLY COMMENTARY FOR THE WEEK ENDED JULY 1, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     7/1/05

                        WEEKLY ROR               MTD ROR            YTD ROR
CLASS A UNITS             -2.04%                  0.65%              -2.01%
CLASS B UNITS             -2.05%                  0.65%              -2.48%
* Subject to independent verification

The Grant Park Futures Fund reported setbacks during the week leading up to the July Fourth holiday. The majority of losses came from positions in the agricultural/soft commodities, followed by the fixed income sector. Gains came mainly from positions in currencies and stock indices.

Long positions in the agricultural/soft commodity sector sustained losses as prices for soybeans and soybean products tumbled for the week. Much of the selling took place early in the week as weather reports suggested that the hot, dry conditions that plagued much of the Midwestern growing regions would end during the week. November soybeans fell 50 cents on Monday (limit down for the daily session) when weather forecasters predicted a round of cooler, damper weather before the end of the week. The market had difficulty recovering from the early session forecasts and closed the week at $6.86 per bushel, 79.75 cents lower than the previous weekly close. Longs in the soybean meal market sustained losses when the December contract fell $27.40 to $211.70 per ton. December bean oil positions also lost ground when that contract ended the week at 24.57 cents per pound, 2.21 cents lower than last week's close. Losses also stemmed from longs in the December corn contract, which finished the week 17 cents lower at $2.3575 per bushel.

Long positions in the domestic fixed income markets experienced losses for the week. Market activity early in the week was fairly light as investors anticipated the Federal Open Market Committee's decision on interest rates, due out on Thursday. The Fed moved to raise the Federal Funds rate by 25 basis points, bringing it to 3.25%. Although market participants fully expected the Fed to raise rates it was the hawkish manner in the Fed's statement that led investors to believe that the Central Bank might not be through pushing short-term interest rates higher. The prospect of further rate rises sparked selling in the shorter end of the fixed income markets as prices for Eurodollars fell on the Chicago Mercantile Exchange. By Friday's close the September '06 Eurodollar contract was 20 basis points (bps) lower than last week's settlement; the December '05 issue was 17.5 bps lower while the December '06 contract finished down 21.5 bps. The longer end of the market also closed weaker, bringing losses to long positions. The Institute for Supply Management (ISM) said on Friday that its factory index rose to 53.8 in June versus 51.4 in May, the first time that U.S. manufacturing growth has accelerated in seven months. Economists said that the news suggested that factories were recovering from a buildup of inventories that had hampered orders. The news sent bond prices lower, helping the U.S. 30-year bond to close 1 point and 10/32s lower for the week. Ten-year notes also ended the session lower, finishing 1 point and 11/32s off of last week's close. Five-year notes also settled 20/32s weaker, hurting long positions.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]
Dearborn Capital Management, LLC                (312) 756-4450 o (800) 217-7955
555 West Jackson Blvd, Suite 600                           o FAX (312) 756-4452
Chicago, IL  60661                          Performance Hotline: (866) 516-1574
                                               website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com

Positions in the currency sector reported gains as the news on interest rates gave a boost to the U.S. dollar. Short positions in the euro, the British pound, the Swiss franc and the Japanese yen all reported profits as the prospect of further rate rises sent the greenback higher. The euro and the Swiss franc lost a little more than a cent against the dollar while the pound fell a little more than five cents or 2.82% for the week. The yen closed more than 2 cents lower for the week. Longs in the U.S. dollar index gained as that contract closed 130 basis points higher for the session.

Lastly, long positions in the stock indices recorded gains, particularly in the European markets. Analysts said that weaker oil prices were the main reason that stock prices settled higher for the week. The Paris CAC, German DAX and Spanish IBEX all settled higher as those markets rallied on the lower energy prices. Gains also came from longs in the London FTSE-100 and the Euro STOXX50 contract.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]
Dearborn Capital Management, LLC                (312) 756-4450 o (800) 217-7955
555 West Jackson Blvd, Suite 600                           o FAX (312) 756-4452
Chicago, IL  60661                          Performance Hotline: (866) 516-1574
                                               website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com